CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 19 to Registration Statement No. 33-52850 on Form N-1A under the Securities Act of 1933, of our report dated August 26, 2005, appearing in the annual report to shareholders of Cutler Value Fund, a series of the Cutler Trust, for the year ended June 30, 2005, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois
September 1, 2005